Exhibit 2.4

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Third Amendment”) is entered into as of August 6, 2021, by and among TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353463 (“SPAC”), Edison Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Dutch Holdco”), New TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 368739 (“New SPAC”), ENGIE New Business S.A.S., a société par actions simplifiée organized and existing under the laws of France (“Seller”), and EV Charged B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company” and together with SPAC, Dutch Holdco, New SPAC and Seller, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 10, 2020, as amended by that certain First Amendment to Business Combination Agreement, dated as of March 15, 2021 and that certain Second Amendment to Business Combination Agreement dated as of May 31, 2021 (collectively, and as may be further amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, the Parties acknowledge that the 2020 Audit has not been completed on or before August 6, 2021, and uncertainty persists regarding the timing for completion of the Company’s interim unaudited financial statements for each of the six months ended June 30, 2021 and 2020, as required to be delivered by Seller to SPAC by Section 8.02(e) of the Agreement;

WHEREAS, the Parties acknowledge that the extended delay in the Closing is beyond the reasonable expectations of the Investors in the Private Placements and the investors under the Forward Purchase Agreements and therefore such investors should be released from their obligations under the Subscription Agreements and the Forward Purchase Agreements, respectively;

WHEREAS, the Parties acknowledge that the Transactions, including the economic terms thereof, will need to be renegotiated to reflect the revised expectations of the Company’s projected performance once the 2020 Audit and the Interim Unaudited Financial Statements (as defined herein) have been completed and delivered; and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 9.04 thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Amendments.

(a) The following terms in Section 1.01 of the Agreement are hereby amended and restated in their entirety as follows:

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholders’ Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Dutch Holdco, New SPAC, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement, including, for the avoidance of doubt, any New Forward Purchase Agreement and New Subscription Agreement entered into after the date hereof.

“Available Financing Proceeds” shall equal, as of Closing, the net cash proceeds to SPAC resulting from the New Subscription Agreements and New Forward Purchase Agreements. For the avoidance of doubt, if SPAC does not enter into any New Subscription Agreement or New Forward Purchase Agreement, the Available Financing Proceeds shall be nil.

(b) Section 1.01 of the Agreement is hereby amended to include the following new terms:

“Interim Unaudited Financial Statements” means the interim unaudited financial statements of the Company for the six months ended June 30, 2021, including an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six months then ended, in each case prepared in accordance with GAAP and having been reviewed by the Company’s external accountants under the Statement on Auditing Standards No. 100 (Interim Financial Information) issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

“Sufficient Cash” means an amount to be mutually agreed in writing by SPAC and Seller.

(c) The following terms are hereby added to Section 1.02 of the Agreement:

Defined Term	Location of Definition
New Forward Purchase Agreements	§ 7.08(c)
New Private Placements	§ 7.08(c)
New Subscription Agreements	§ 7.08(c)

(d) Section 2.01(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

(iii) Each SPAC Founders Share shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable Class F ordinary share of New SPAC, par value $0.0001 per share (each, a “New SPAC Founders Share”), each of which New SPAC Founders Share shall be issued to the Exchange Agent and exchanged for the right to receive one (1) validly issued, fully paid and non-assessable founder share of Dutch Holdco, par value EUR 0.01 per share (each, a “Dutch Holdco Founders Share”) against a contribution in kind to Dutch Holdco pursuant to and in accordance with Section 2.04, each of which Dutch Holdco Founders Share will be held by the Exchange Agent for the benefit of the former holders of SPAC Founders Shares and will, immediately following the issuance of such Dutch Holdco Founders Shares to the Exchange Agent, pursuant to a resolution to be adopted by SPAC prior to Closing in its capacity as sole shareholder of Dutch Holdco and in accordance with the conversion ratio described below, convert into a number of validly issued, fully paid and non-assessable Dutch Holdco Common Shares, to be held by the Exchange Agent for the benefit of the former holders of SPAC Founders Shares, provided that the conversion ratio mentioned above will be (A) consistent with the conversion ratio set forth in Article 17 (including Article 17.3) of the SPAC Articles of Association (assuming for such purpose that such Dutch Holdco Founders Shares were SPAC Founders Shares and the Transactions contemplated hereby were consummated by SPAC as the Business Combination (as defined in the SPAC Articles of Association)), (B) subject to the Waiver Agreement (which shall be executed by each holder of SPAC Founders Shares) and (C) established such that, if the total number of Dutch Holdco Common Shares resulting from the conversion of the Dutch Holdco Founders Shares would result in a fractional Dutch Holdco Common Share, the conversion ratio is adjusted as needed for such fraction to be rounded to the nearest whole number.

(e) Section 2.03 of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 2.03 Closing.

(a) Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b), which shall be made as promptly as practicable after such time), which shall occur on the fourth (4th) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b) Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i) to the extent SPAC entered into any New Subscription Agreement after the date hereof, the Investors shall purchase, and SPAC shall issue and sell to the Investors, as applicable, the number of SPAC Class A Common Shares set forth in the New Subscription Agreement against payment of the amounts set forth in the New Subscription Agreements;

(ii) to the extent SPAC entered into any New Forward Purchase Agreement after the date hereof, the investors party to the New Forward Purchase Agreements shall purchase, and SPAC shall issue and sell to such investors, the number of SPAC Class A Common Shares set forth in the New Forward Purchase Agreements against payments of the amounts set forth in the New Forward Purchase Agreements;

(iii) SPAC shall make or cause to be paid any payments required to be made by SPAC in connection with the exercise of the Redemption Rights;

(iv) SPAC shall consummate the Dutch Holdco Contribution;

(v) SPAC, as the sole shareholder of Dutch Holdco, shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the conversion of Dutch Holdco in combination with the amendments to the articles of association of Dutch Holdco and such other corporate governance matters of Dutch Holdco as the Parties may mutually agree;

(vi) the notarial deed of conversion and amendment of articles of association of Dutch Holdco shall be executed before the Civil Law Notary, pursuant to which (1) Dutch Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (2) the articles of association and bylaws of Dutch Holdco shall be amended in the form of Exhibit D (the “Dutch Holdco Articles”);

(vii) the Plan of Merger and all other ancillary documents required in connection with the SPAC Merger (the “SPAC Merger Documents”), shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and filed with the Registrar of Companies of the Cayman Islands (the “Registrar”);

(viii) (A) Seller shall, directly or indirectly, transfer to Dutch Holdco, and Dutch Holdco shall accept from Seller, directly or indirectly, the Purchased Shares by means of the execution of a notarial deed of transfer before the Civil Law Notary and (B) in exchange therefor, Dutch Holdco shall deliver the Cash Consideration by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by Seller and in exchange for the Purchased Shares;

(ix) Dutch Holdco shall issue and deliver to Seller the Share Consideration to be made in favor of Seller in exchange for the contribution by Seller to Dutch Holdco of all of the issued and outstanding Company Shares (other than the Purchased Shares); and

(x) Seller shall transfer to Dutch Holdco as a contribution in kind to pay-up the Dutch Holdco Common Shares issued as the Share Consideration, and Dutch Holdco shall accept from Seller, all of the issued and outstanding Company Shares (other than the Purchased Shares) by means of the execution of a notarial deed of transfer before the Civil Law Notary.

(c) Closing Deliverables. At the Closing:

(i) Seller shall deliver (or cause to be delivered) to SPAC and Dutch Holdco:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by Seller or any of its Affiliates, duly executed by Seller or its Affiliate, as applicable; and

(B) A duly executed power of attorney on behalf of each of Seller and the Company with respect to the transfer of the Company Shares and such other documentation as required by the Civil Law Notary in order to execute the relevant notarial deeds at the Closing.

(ii) SPAC shall deliver (or cause to be delivered) to Seller:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Dutch Holdco or New SPAC, duly executed by SPAC, Dutch Holdco or New SPAC, as applicable; and

(B) a duly executed power of attorney on behalf of Dutch Holdco with respect to the transfer of the Company Shares and such other documentation as required by the Civil Law Notary in order to execute the relevant notarial deeds at the Closing.

(f) The first sentence of Section 6.02 of the Agreement is hereby amended to replace the usage of the terms “Subscription Agreements” and “Private Placements” with the terms “New Subscription Agreements” and “New Private Placements”.

(g) Section 6.02(a)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, Dutch Holdco or New SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, Dutch Holdco or New SPAC, except (i) in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Organizational Documents and in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the transactions contemplated hereby and (ii) in connection with the New Subscription Agreements and the New Private Placements;

(h) Section 6.02(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Notwithstanding anything to the contrary in this Agreement, SPAC shall be entitled, in its sole discretion, to elect to terminate the Subscription Agreements and the Forward Purchase Agreements and release the Investors and the investors under the Forward Purchase Agreements from any obligations thereunder, including in connection with the Private Placements.

(i) Section 7.02(d) of the Agreement is hereby amended by replacing the reference to “Private Placement” with the term “New Private Placements”.

(j) Section 7.08(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Closing, SPAC, in its sole discretion, may enter into subscription agreements (“New Subscription Agreements”) and forward purchase agreements (“New Forward Purchase Agreements”) with investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, which shall be reasonably satisfactory to Seller, may agree to purchase Dutch Holdco Common Shares at a purchase price of not less than $10.00 per Dutch Holdco Common Share, in each case in one or more private placements (collectively, the “New Private Placements”) occurring concurrently with the consummation of the Transactions; provided, that the foregoing transactions shall not result in issuances of Dutch Holdco Common Shares resulting in aggregate proceeds of greater than $325,000,000. In the event that SPAC elects to pursue any New Private Placement, Seller and the Company shall use reasonable best efforts to cooperate with SPAC in connection with such New Private Placements. The Parties acknowledge and agree that the representations and warranties in Article V shall be deemed qualified by the New Subscription Agreements, the New Forward Purchase Agreements and the New Private Placements.

(k) A new Section 7.08(d) is hereby added as follows:

(d) SPAC shall not, without the prior written consent of Seller, permit or consent to any amendment, supplement or modification to any New Subscription Agreement or New Forward Purchase Agreement if such amendment, supplement or modification adversely impacts Seller, the Company or Dutch Holdco in any material respect.

(l) Section 8.01(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e) Sufficient Cash. (i) SPAC and Seller shall have determined the Sufficient Cash and (ii) the Available Cash immediately prior to the Closing shall not be less than the Sufficient Cash.

(m) Section 8.01(f) of the Agreement is hereby amended by replacing the reference to “Private Placements” with the term “New Private Placements”.

(n) Section 9.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) by either SPAC or Seller if the Closing shall not have occurred prior to December 31, 2021 (subject to extension as set forth below, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its

Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that SPAC, in its sole discretion, shall be entitled to extend the Outside Date until the satisfaction of the condition to Closing set forth in Section 8.01(h);

(o) Section 9.01(g) of the Agreement is hereby amended and restated in its entirety as follows:

(g) by SPAC in its sole discretion at any time (x) during the fifteen (15) Business Day period following the date on which the Company delivers to SPAC copies of its audited financial statements as of and for the year ended December 31, 2020 pursuant to Section 7.13(f) and Section 8.02(e), together with the associated audit reports and final but unexecuted audit opinion of the Company’s independent registered public accounting firm, which has been through such firm’s completed internal audit processes and the execution of which is contingent only upon execution and delivery of a customary management letter of representation (provided that the Company shall use its best efforts to cause the delivery of such management letter of representation; and provided further that if such letter of representation is not so delivered within two (2) Business Days of request by SPAC therefor then such fifteen (15) Business Day period shall be extended, and such financial statements shall be deemed to not have been delivered hereunder, until such time as such letter of representation is so delivered) (collectively, the “2020 Audit”), (y) during the fifteen (15) Business Day period following the date on which the Company delivers to SPAC copies of the Interim Unaudited Financial Statements, together with the associated final but unexecuted review report of the Company’s independent registered public accounting firm, which has been through such firm’s completed internal review processes and the execution of which is contingent only upon execution and delivery of a customary management letter of representation (provided that the Company shall use its best efforts to cause the delivery of such management letter of representation; and provided further that if such letter of representation is not so delivered within two (2) Business Days of request by SPAC therefor then such fifteen (15) Business Day period shall be extended, and such financial statements shall be deemed to not have been delivered hereunder, until such time as such letter of representation is so delivered), or (z) following the Outside Date to the extent the Company has not delivered the 2020 Audit and the Interim Unaudited Financial Statements to SPAC as of such time.

(p) Section 9.03 of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement (including Section 7.13), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that if the Closing shall occur, Dutch Holdco shall pay or cause to be paid, (i) the SPAC Transaction Expenses and (ii)

except as set forth in this Agreement (including Section 7.13), the Company Transaction Expenses; provided, further, that in the event that this Agreement is terminated in accordance with Section 9.01 for any reason, as a reimbursement of certain expenses incurred and to be incurred by SPAC in connection with this Agreement and the Transactions, Seller shall make or cause to be made to SPAC, within twelve (12) Business Days of such termination, (x) a cash payment equal to EUR 12,000,000 by wire transfer of immediately available funds to an account designated in writing by SPAC and (y) an additional cash payment equal to EUR 3,000,000 by wire transfer or immediately available funds to an account designated in writing by SPAC in the event that the Company has failed to deliver both the 2020 Audit and the Interim Unaudited Financials to SPAC on or before October 22, 2021. SPAC shall use commercially reasonable efforts following any such termination to deliver reasonable documentation of its transaction expenses. The cash payments contemplated by clauses (x) and (y) this Section 9.03 shall be referred herein as the “Expenses Reimbursement.”

(q) Exhibit E of the Agreement is hereby deleted from the Agreement in its entirety.

2. Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Third Amendment.

3. Governing Law; Waiver of Jury Trial. Section 10.06 and Section 10.07 of the Agreement are hereby incorporated by reference into this Third Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this Third Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Third Amendment.

5. Counterparts. This Third Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, SPAC, Dutch Holdco, New SPAC, Seller and the Company have caused this Third Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

EDISON HOLDCO B.V.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Managing Director

NEW TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

SIGNATURE PAGE TO

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

ENGIE NEW BUSINESS S.A.S.

By	/s/ Yves Le Gélard
Name:	Yves Le Gélard
Title:	Chairman

SIGNATURE PAGE TO

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

EV CHARGED B.V.

By	/s/ Remco Samuels
Name:	Remco Samuels
Title:	Director

By	/s/ Karl Wagner
Name:	Karl Wagner
Title:	Director

SIGNATURE PAGE TO

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT